Exhibit 23



                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in (I) the Prospectus constituting part of the Registration Statement, on Form S-3 (Registration No. 333-11521), relating to Central Hudson Gas & Electric Corporation's Stock Purchase Plan, and (ii) the Prospectus constituting part of the Registration Statement, on Form S-3 (Registration No. 333-65597), relating to $110 million of Central Hudson Gas & Electric Corporation's debt securities, of our report dated January 29, 1999, appearing in this Annual Report on Form 10-K for the year ended December 31, 1998.




/s/ PRICEWATERHOUSECOOPERS LLP
--------------------------------

PRICEWATERHOUSECOOPERS LLP

New York, New York
March 1, 1999